Exhibit 99.1
For immediate release

Hampden Bank to open second Longmeadow branch.
New office adds to ‘local network of convenience’ for customers.

Springfield, Mass – Hampden Bank (Hampden Bancorp -- NASDAQ: HBNK) announced plans today to open its ninth full-service branch office, and the second office to be located in Longmeadow. The new office will be located at 916 Shaker Road at the corner of Maple Road and Shaker Road across from Armata’s, and is expected to be open for business in December 2008. Officials are planning a grand opening celebration early next year.

“It’s all about maximizing convenience for our customers,” said Thomas R. Burton, President and CEO of Hampden Bank. “Over the years Longmeadow customers have shown commitment and tremendous loyalty to our bank, and now we’re returning the favor. With two offices in town customers can now enjoy an unprecedented level of service. The synergies between the offices literally creates a local network of convenience”, Burton added.

The 2400 square foot facility will have a new, modern look and will offer customers a number of state-of-the art conveniences including drive thru banking services, a drive up ATM, and two teller stations with cash recyclers for speed, accuracy and security. In addition the facility will have an after hours community conference room available for local community organizations to use for meetings and events.

About Hampden Bank
Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The bank currently has eight branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Indian Orchard, and at Tower Square in downtown Springfield. Hampden Bank offers customers the latest in internet banking, including bill payment services. Hampden Financial, created through a strategic alliance with MassMutual and The Novak Charter Oak Financial Group, offers clients a full array of insurance and financial products and services at all Hampden Bank locations. Hampden Bancorp, Inc. and Hampden Bank completed the conversion of the holding company structure of the Bank and the related stock offering on January 16, 2007.

Media Contact:
Richard DeBonis, SVP
413-452-5118
rdebonis@hampdenbank.com